AMENDMENT NO. 1

TO

DISTRIBUTION AND SERVICE PLAN (COMPENSATION) (the “Plan”)

CLASS A SHARES

CLASS C SHARES

CLASS R SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Distribution and Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated April 17, 2020, as follows:

WHEREAS, the parties desire to amend the Plan to (i) remove Invesco Oppenheimer Mid Cap Value Fund, effective April 17, 2020, and (ii) change the name of Invesco Oppenheimer Portfolio Series: Active Allocation Fund to Invesco Active Allocation Fund, Invesco Oppenheimer Portfolio Series: Conservative Investor Fund to Invesco Select Risk: Conservative Investor Fund, Invesco Oppenheimer Portfolio Series: Growth Investor Fund to Invesco Select Risk: High Growth Investor Fund and Invesco Oppenheimer Portfolio Series: Moderate Investor Fund to Invesco Select Risk: Moderate Investor Fund, effective May 15, 2020;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

SCHEDULE A

DISTRIBUTION AND SERVICE PLAN (COMPENSATION)

AIM GROWTH SERIES (INVESCO GROWTH SERIES)

Portfolio	Share Class	Maximum Asset Based Sales Charge		Maximum Shareholder Services Fee		Maximum Aggregate Fee
Invesco Active Allocation Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Select Risk: High Growth Investor Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Select Risk: Conservative Investor Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Select Risk: Moderate Investor Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %

Invesco Oppenheimer International Diversified Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Oppenheimer Main Street Small Cap Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Oppenheimer Main Street Mid Cap Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %”